Summary of Oral Employment Agreement with Robert K. Oldham M.D.

     Robert K. Oldham M.D., is a principal shareholder of Cancer Therapeutics, Inc. Dr. Oldham is the CEO and a member of the board of directors. Dr. Oldham does not receive a salary, and does not accrue salary. Cancer Therapeutics and Dr. Oldham have not entered into a written employment agreement, and either Cancer Therapeutics or Dr. Oldham may terminate their oral employment agreement at any time, for any reason or for no reason.

     Dr. Oldham does not receive any health, dental or life insurance benefits, and he does not receive any retirement or severance benefits from Cancer Therapeutics.